Exhibit 99.1

PINNACLE SYSTEMS NAMES MARY DOTZ CHIEF FINANCIAL OFFICER

Addition Strengthens Company’s Movement

Toward Long-Term Profitable Growth

MOUNTAIN VIEW, Calif., Jan. 12, 2005—Pinnacle Systems, Inc. (NASDAQ: PCLE), a leader in digital video solutions, today named Mary Dotz Senior Vice President and Chief Financial Officer. Dotz brings over 24 years of financial management experience to the company and will be instrumental in improving operational and financial processes to further refine the business and increase profitability.

“The company is making definitive strides toward achieving its goals and Mary’s addition continues that strong momentum,” said Patti Hart, Pinnacle Systems Chairman and CEO. “Mary’s extensive track record of operational and financial improvements makes her the perfect choice to help build the infrastructure needed to move the company to the next level.”

At Pinnacle, Dotz will be responsible for developing an organizational and financial structure that will guide the company as it implements best practices in all areas, specifically supply chain and cash management, and ensures the strongest financial controls and reporting.

“I am thrilled to join Pinnacle Systems at such an exciting and important time in the company’s progress,” said Dotz. “I believe the opportunities to further refine and enhance the business play exceptionally well to my strengths. This opportunity is not merely business as usual, but a chance for me to use all of my years of experience and skill to make a real difference for a company that is poised to lead its industry now and in the future.”

Dotz joins Pinnacle Systems from NVIDIA Corporation, where she most recently served as Vice President Finance and Corporate Controller. In that position she built and managed the finance infrastructure supporting the company’s growth from $700 million to $2 billion annually during her tenure. Other positions she held within NVIDIA were Interim Chief Financial Officer and Assistant Controller. Prior to NVIDIA, Dotz served as Division Controller in Corporate Finance for Advanced Micro Devices. Dotz also served at Nissan North American for 10 years in a range of financial management roles.

Pinnacle will grant Ms.Dotz a non-qualified stock option to purchase up to 200,000 shares of its common stock, pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv). The option will have an exercise price equal to the closing price of Pinnacle’s stock on The Nasdaq Stock Market on January 17, 2005, will have a ten-year term and will vest over a period of four years, subject to continued employment with Pinnacle.

About Pinnacle Systems

Pinnacle Systems provides broadcasters and consumers with cutting-edge digital media creation, storage, and play-back solutions for use at Home, at Work and on the Air. Pinnacle Systems’ award winning digital media solutions are in use around the world for broadcast, video editing, DVD and CDR authoring and on the Internet. A recognized industry leader, the company has received nine prestigious Emmy Awards for its technical innovations and carries this commitment throughout all of its product lines. Pinnacle Systems may be reached at (650) 526-1600 or at www.pinnaclesys.com.

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For Media Inquiries

Amy Whelan

Corporate Communications Manager

Pinnacle Systems

650-237-1631